January 2013 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated January 3, 2012 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Jump Securities due August 2, 2013

$• Based on the Performance of the iShares® FTSE China 25 Index Fund

The Jump Securities (the “securities”) offer the opportunity for investors to earn a return based on the performance of the shares of the iShares® FTSE China 25 Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying equity, as determined on the valuation date. If the final price is greater than the initial price, you will receive a cash payment equal to the stated principal amount plus the product of the stated principal amount multiplied by the digital return. If the final price is equal to the initial price, you will receive a cash payment equal to the principal amount. However, if the final price is less than the initial price, you will receive a cash payment that is less than the principal amount by an amount that is proportionate to the negative underlying return. As a result, investors must be willing to accept the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity and investors may lose their entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the digital return in exchange for the digital return feature that applies to a limited range of the performance of the underlying equity. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying stock:	Shares of iShares® FTSE China 25 Index Fund (Bloomberg Ticker: “FXI”)
Aggregate principal amount:	$ [n]
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	Approximately January 30, 2013
Original issue date:	Approximately February 4, 2013.
Valuation date:	July 30, 2013, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities “— Valuation Date” and “— Market Disruption Events” in the product supplement).
Maturity date:	August 2, 2013, subject to adjustments for certain market disruption events and as described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement.
Payment at maturity:	•	If the final price is greater than the initial price:	Cash payment per security equal to (i) the stated principal amount plus (ii) the product of the stated principal amount multiplied by the digital return.
• •	If the final price is equal to the initial price: If the final price is less than the initial price:	Cash payment per security equal to the stated principal amount.
Cash payment per security equal to the stated principal amount plus the product of (i) the stated principal amount multiplied by (ii) the underlying return
Underlying return:	The difference between the final price and the initial price divided by the initial price
Initial price:	[n], which is equal to the closing price of the iShares® FTSE China 25 Index Fund on the pricing date, subject to adjustment in the case of certain adjustment events.
Final price:	The closing price of the iShares® FTSE China 25 Index Fund on the valuation date.
Digital return:	9.50% - 12.50%, to be determined on the pricing date.
CUSIP:	90271B157.
ISIN:	US90271B1576.
Listing:	The securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC
Commissions and issue price:		Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security		100.00%	1.50%	98.50%
Total		$[n]	$[n]	$[n]

(1)	UBS Securities LLC, acting as agent for UBS AG, will receive a fee of $0.15 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 per $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated December 6, 2012	Prospectus dated January 11, 2012

Jump Securities due August 2, 2013

$• Based on the Performance of the iShares® FTSE China 25 Index Fund

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated December 6, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000469/c329607_690806-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Jump Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “Jump Securities”, dated December 6, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investment Summary

The Jump Securities Based on the Performance of the iShares® FTSE China 25 Index Fund (the "securities") can be used:

♦	As an alternative to direct exposure to the underlying equity that provides a digital return of 9.50% to 12.50% if the underlying equity has appreciated at all as of the valuation date; and

♦	To enhance returns and potentially outperform the underlying equity in a moderately bullish scenario.

The securities are exposed on a 1 to 1 basis to any percentage decline of the final price from the initial price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 6 months
Digital return:	9.50% to 12.50%, to be determined on the pricing date
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities offer investors an opportunity to earn a digital return equal to 9.50% to 12.50% of the stated principal amount per security provided the final price is greater than the initial price. The actual digital return will be determined on the pricing date. The payment at maturity will vary depending on the final price, as follows:

Upside Scenario

On the valuation date, the final price is greater than the initial price.

▪ The payment due at maturity will be a cash payment per security equal to (i) the stated principal amount plus (ii) the stated principal amount multiplied by the digital return.

▪ Investors will not participate in any appreciation of the underlying equity from the initial price.

Par Scenario	On the valuation date, the final price is equal to initial price. ▪ The payment due at maturity will be a cash payment per security equal to the stated principal amount.

Downside Scenario

On the valuation date, the final price is less than the initial price.

▪ The payment due at maturity will be a cash payment less than the principal amount, resulting in a loss on your initial investment that is equal to the stated principal amount plus (i) the stated principal amount multiplied by (ii) the underlying return.

▪ Investors will lose some and may lose all of their principal in this scenario.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE STATED PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Investor Suitability

Jump Securities

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.

▪	You believe the underlying equity will appreciate over the term of the securities and that the appreciation will not be greater than the digital return.

▪	You understand and accept that your potential return is limited to the digital return and you would be willing to invest in the securities if the digital return was set equal to the bottom of the range for the anticipated digital return (the actual digital return will be determined on the pricing date and will be specified in the applicable pricing supplement).

▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying equity.

▪	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the underlying equity.

▪	You are willing to hold such securities to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the securities.

▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.

▪	You believe that the price of the underlying equity will decline during the term of the securities, or you believe the underlying equity will appreciate over the term of the securities by more than the digital return.

▪	You seek an investment that participates in the full appreciation in the underlying equity or that has unlimited return potential.

▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying equity.

▪	You would be unwilling to invest in the securities if the digital return was set equal to the bottom of the range, as specified on the cover hereof (the digital return will be determined on the pricing date and will be specified in the pricing supplement).

▪	You seek current income from your investment or prefer to receive the dividends paid on the underlying equity.

▪	You are unable or unwilling to hold such securities to maturity, a term of approximately 6 months, or you seek an investment for which there will be an active secondary market for the securities.

▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the closing price of the underlying shares. The diagram is based on the following terms:

Stated principal amount:	$10.00 per security
Hypothetical digital return:	11.80%
Hypothetical upside payment at maturity:	$11.18 per security (111.8% of the stated principal amount)

Jump Securities Payoff Diagram

How it works

Upside Scenario. If the final price is greater than the initial price, the payment at maturity on the securities is greater than the $10.00 stated principal amount per security, but in all cases is equal to and will not exceed the $10.00 stated principal amount plus the product of (i) the stated principal amount multiplied by (ii) the digital return. Under the hypothetical terms of the securities, an investor would receive the payment at maturity of $11.18 per security at any final price greater than the initial price.

Downside Scenario. If the final price is less than or equal to the initial price, the payment at maturity would be less than the stated principal amount of $10.00 by an amount that is proportionate to the percentage decrease in the final price from the initial price. There is no minimum payment at maturity on the securities.

For example, if the final price declines by 40% from the initial price, the payment at maturity would be $6 per security (60% of the stated principal amount).

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$• Based on the Performance of the iShares® FTSE China 25 Index Fund

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the final price is less than the initial price, and the underlying return is negative, you will be exposed to the full decline in the final price, as compared to the initial price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount plus the stated principal amount times the negative underlying return. In this case, the payment at maturity could be zero.

▪	Appreciation potential is fixed and limited. Where the final price is greater than the initial price, the appreciation potential of the securities is limited to the digital return of 9.50% to 12.50% even if the final price is significantly greater than the initial price. The digital return will be determined on the pricing date. See “How the Jump Securities Work” above.

▪	The digital return applies only if you hold the securities to maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the digital return specified herein, or the full economic value of the securities, and the return you realize may be less than the return of the underlying equity even if such return is positive. You can receive the full benefit of the digital return only if you hold your securities to maturity.

▪	Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

▪	No Interest Payments. UBS will not pay interest with respect to the securities.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities prior to maturity. Although we expect that generally the closing price of the underlying equity on the valuation date will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include: the value and volatility (frequency and magnitude of changes in value or price) of the underlying equity, the dividend yield of the underlying equity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the equities market generally and that may affect the closing price of the underlying equity, interest and yield rates in the market, time remaining until the securities mature and any actual or anticipated changes in the credit ratings or credit spreads of UBS. You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity.

▪	No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the price of the underlying equity will rise or fall. The price will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general, and to assume the risk that you may lose some or all of your initial investment.

▪	The determination of your payment at maturity does not take into account all developments in the price of the underlying equity. Changes in the price of the underlying equity during the periods between the pricing date and the valuation date will not be reflected in the calculation of the amount payable at maturity of the securities. The calculation agent will determine the payment at maturity by observing the final price on the valuation date relative to the initial price on the pricing date.

▪	The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the estimated cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	Owning the securities is not the same as owning the underlying equity. Owning the securities is not the same as owning the underlying equity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the underlying equity would have.

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$• Based on the Performance of the iShares® FTSE China 25 Index Fund

▪	The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests. Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

▪	Fluctuation of NAV. The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below their NAV per share.

▪	Failure of the underlying equity to track the level of the underlying index. While the underlying equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the securities.

▪	The securities are subject to currency exchange rate risk. The securities are linked to the iShares® FTSE China 25 Index Fund (‘‘FXI Fund’’). The FXI Fund invests in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which FXI Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the FXI Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the FXI Fund invest will be adversely affected and the value of the securities may decrease.

▪	The securities are subject to non-U.S. securities market risk. The FXI Fund is subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as-growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

▪	The securities are subject to emerging markets risk. The securities are linked to shares of the FXI Fund and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the securities are susceptible, before making a decision to invest in the securities.

▪	Potential conflicts of interest. UBS and its affiliates may engage in business related to the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the securities. The calculation agent, an affiliate of the issuer, will determine the final price and the payment at maturity based on the closing price of the underlying equity on the valuation date. The calculation agent can postpone the determination of the final price or the maturity date if a market disruption event occurs and is continuing on the valuation date. In addition, although the calculation agent made all determinations and took all actions in relation to the establishment of the initial price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your securities.

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▪	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying equity to which the securities are linked.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. One or more of our affiliates have hedged our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying equity), including trading in the underlying equity, swaps, futures and options contracts on the underlying equity as well as in other instruments related to the underlying equity. Our affiliates also trade in the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial price and, as a result, could have increased the price at which the underlying equity must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying equity on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. UBS Securities LLC may act as a market maker in the offering of the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which UBS Securities LLC is willing to buy the securities. If at any time UBS Securities LLC or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	Uncertain tax treatment — Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

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Information about the underlying equity

iShares® FTSE China 25 Index Fund

We have derived all information contained herein regarding the iShares® FTSE China 25 Index Fund (“FXI Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the FXI Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the FXI Fund.

The FXI Fund is one of the separate investment portfolios that constitute the iShares Trust. The FXI Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index. The FXI Fund will at all times invest at least 90% of its assets in the securities of the FTSE China 25 Index and American depositary receipts based on securities of the FTSE China 25 Index. The FXI Fund also may invest its other assets in securities not in the FTSE China 25 Index, futures contracts, options on futures contracts, options and swaps related to the FTSE China 25 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the FXI Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the FTSE China 25 Index that collectively has an investment profile similar to the FTSE China 25 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the FTSE China 25 Index. The FXI Fund may or may not hold all of the securities that are included in the FTSE China 25 Index.

The FTSE China 25 Index was developed by FTSE International Limited (“FTSE”) and is calculated, maintained and published by FTSE. It is a real-time tradable index comprising 25 of the largest and most liquid Chinese stocks (H Shares and Red Chips) listed and trading on the Stock Exchange of Hong Kong. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the FTSE China 25 Index at any time. The FTSE China 25 Index has been developed by FTSE for analysis and benchmarking purposes and to gain access to the China market.

As of September 30, 2012, ordinary operating expenses of the FXI Fund are expected to accrue at an annual rate of 0.72% of the FXI Fund’s daily net asset value. Expenses of the FXI Fund reduce the net value of the assets held by the FXI Fund and, therefore, reduce the value of the shares of the FXI Fund.

As of September 30, 2012, the FXI Fund held stocks of Chinese companies in the following industry sectors: Financials (55.93%), Telecommunications (17.64%), Oil & Gas (15.07%), Basic Materials (8.91%), Industrials (1.92%) and Other Securities (0.07%).

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-92935 and 811-09729. The FXI Fund’s website is http://us.ishares.com/product_info/fund/overview/FXI.htm. Shares of the FXI Fund are listed on the NYSE Arca under ticker symbol “FXI.”

Information as of market close on January 2, 2013:

Bloomberg Ticker Symbol:	FXI UP <Equity>	52 Week High (on February 3, 2012 and December 31, 2012):	$40.48
Current Equity Closing Price:	$41.86	52 Week Low (on June 25, 2012 ):	$31.83
52 Weeks Ago (on December 30, 2011):	$34.87

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Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying equity for the period of January 2, 2007 through January 2, 2013. The closing price of the underlying equity on January 2, 2013 was $41.86. The associated graph shows the closing prices of the underlying equity for each day from October 12, 2004 to January 2, 2013. We obtained the information in the table below from Bloomberg Professional® Service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying equity at any time, including the valuation date.

iShares® FTSE China 25 Index Fund	High	Low	Period End
2007
First Quarter	$38.85	$30.50	$34.15
Second Quarter	$43.31	$34.92	$42.91
Third Quarter	$60.67	$39.96	$60.16
Fourth Quarter	$72.91	$53.75	$56.82
2008
First Quarter	$59.25	$41.14	$45.05
Second Quarter	$54.58	$43.13	$43.83
Third Quarter	$47.20	$30.88	$34.47
Fourth Quarter	$34.35	$19.36	$29.18
2009
First Quarter	$31.58	$22.80	$28.52
Second Quarter	$40.12	$29.23	$38.37
Third Quarter	$43.78	$36.51	$40.94
Fourth Quarter	$46.35	$39.48	$42.27
2010
First Quarter	$44.56	$37.17	$42.10
Second Quarter	$44.59	$37.01	$39.13
Third Quarter	$42.85	$38.73	$42.82
Fourth Quarter	$47.93	$42.20	$43.09
2011
First Quarter	$44.96	$41.16	$44.96
Second Quarter	$46.40	$41.11	$42.95
Third Quarter	$43.31	$30.83	$30.83
Fourth Quarter	$38.95	$29.75	$34.87
2012
First Quarter	$40.48	$35.15	$36.63
Second Quarter	$38.34	$31.83	$33.67
Third Quarter	$35.29	$32.09	$34.61
Fourth Quarter	$40.48	$34.91	$40.48
2013
First Quarter (through January 2, 2013)	$41.86	$41.86	$41.86

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iShares® FTSE China 25 Index Fund – Daily Closing Prices
October 12, 2004 to January 2, 2013

This document relates only to the securities offered hereby and does not relate to the underlying equity or other securities of the underlying equity. We have derived all disclosures contained in this document regarding the underlying equity from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying equity. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying equity is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the underlying equity (and therefore the initial price at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying equity could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying equity. If your securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities. Such gain or loss should generally be short-term capital gain or loss as the term of the securities is less than one year.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations —  Alternative Treatments” beginning on page PS-45 of the product supplement including possible treatment of any digital return payment as ordinary income. In addition, while we do not intend to withhold on any digital return payment made to you if you provide us with a fully completed and validly executed IRS form W-8BEN or W-8ECI, it is possible that another withholding agent may withhold on such payment (generally at a 30% rate, subject to reduction under an applicable income tax treaty).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the securities. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the product supplement unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

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Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. We currently do not intend to withhold any tax on any payment made to a Non-U.S. holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such amount attributable to the digital return payment is subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty).

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S. - source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. -source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, which may include the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the securities in order to minimize or avoid U.S. withholding taxes.

Sections 1471 through 1474 of the Internal Revenue Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. If proposed regulations (subject to recent announcements) are adopted in their current form and the securities are not materially modified, FATCA withholding generally is not expected to be required on the securities. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

For a more complete discussion of the United States federal income tax consequences of your investment in the securities, including the consequences of a sale or exchange of the securities, please see the discussion under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-43 of the product supplement and consult your tax advisor.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

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The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 7 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution; conflicts of interest:

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.15 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Syndicate Information

The actual price to public, the underwriting fee received by UBS AG and the selling concession granted to selected dealers per Security may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by a particular investor according to the following chart. Sales commissions received by financial advisors will be subject to commensurate reduction.

Syndicate Information
Aggregate Stated Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concessions per Security
<$1,000,000	$10.0000	$0.1500	$0.1500
≥$1,000,000 and <$3,000,000	$9.9750	$0.1250	$0.1250
≥$3,000,000 and <$5,000,000	$9.9625	$0.1125	$0.1125
≥$5,000,000	$9.9500	$0.1000	$0.1000

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Securities distributed by such dealers.

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